Exhibit 99.1

NEWS RELEASE

August 14, 2017	OTCQX: DPDW

DEEP DOWN REPORTS SECOND QUARTER 2017 RESULTS

HOUSTON, August 14, 2017 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the quarter ended June 30, 2017.

OPERATING RESULTS

For the second quarter of 2017, Deep Down reported net income of $0.5 million, or $0.03 per diluted share, compared to a net loss of $0.5 million, or ($0.03) loss per diluted share for the second quarter of 2016.

Revenues for the quarter ended June 30, 2017 were $5.4 million compared to revenues of $6.0 million for the quarter ended June 30, 2016. The $0.6 million (10 percent) decrease is primarily a result of fewer jobs in process during the second quarter of 2017 compared to 2016.

Gross profit for the quarter ended June 30, 2017 was $2.7 million, or 50 percent of revenues, compared to $1.9 million, or 33 percent of revenues, for the quarter ended June 30, 2016. Despite the lower revenues in 2017, gross profit increased by $0.7 million, or 17 percent increase in gross profit percentage, due to a larger portion of higher margin service work and resolution of an outstanding customer issue.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges. Modified EBITDA for the quarter ended June 30, 2017 was $0.9 million compared to a Modified EBITDA loss of $0.03 million for the quarter ended June 30, 2016. The $0.9 million increase in Modified EBITDA was primarily attributable to our increase in gross profit, as mentioned above.

At June 30, 2017, we had working capital of $11.1 million, including cash of just under $7.2 million.

Ronald E. Smith, Chief Executive Officer, stated, “We are pleased with our performance during the first half of the year, especially in light of the challenges across the industry. However, while we were able to realize markedly improved gross margins during the first half of the year, delays in contract executions will likely hamper our performance during the latter part of the year.

“We therefore anticipate focusing more on service projects, and feel confident that our strong balance sheet, and continuous organizational optimization efforts, will enable us to continue being a preferred solution provider, as we continue creating the most value for our customers, shareholders and employees.”

EARNINGS CONFERENCE CALL

In connection with this earnings release, Deep Down will host its quarterly conference call on Tuesday, August 15, 2017 at 4:30 PM Eastern Time (3:30 PM Central Time). Interested investors are invited to dial the toll free number at (877) 303-6187 and provide the Conference ID: 53529591.

At the conclusion of the call, a replay will be available until August 29, 2017.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID.

The call can also be accessed via the web by going to the Investor Relations section of the Company’s website at www.deepdowninc.com.

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About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowninc.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

casey@stonegateinc.com

Stonegate Inc.

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
(In thousands, except per share amounts)
Revenues	$5,379	$5,968	$10,987	$10,323
Cost of sales	2,716	4,027	5,680	6,949
Gross profit	2,663	1,941	5,307	3,374
Total operating expenses	2,302	2,472	4,890	5,366
Operating income (loss)	361	(531)	417	(1,992)
Total other income (expense)	120	(6)	134	1,009
Income (loss) before income taxes	481	(537)	551	(983)
Income tax expense	(5)	(5)	(10)	(10)
Net income (loss)	$476	$(542)	$541	$(993)

Net income (loss) per share
Basic	$0.03	$(0.03)	$0.04	$(0.06)
Fully diluted	$0.03	$(0.03)	$0.04	$(0.06)

Weighted-average shares outstanding:
Basic	15,154	15,546	15,264	15,555
Fully diluted	15,154	15,546	15,264	15,555

Modified EBITDA data:
Net income (loss)	$476	$(542)	$541	$(993)
Less gain on sale of assets	–	–	(14)	(1,070)
(Deduct) add back interest (income) expense, net	(12)	6	(26)	61
Add back depreciation and amortization	402	384	791	812
Add back income tax expense	5	5	10	10
Add back share-based compensation	33	119	67	274
Modified EBITDA (EBITDA Loss)	$904	$(28)	$1,369	$(906)

Cash flow data:
Cash provided by (used in):
Operating activities			$1,014	$2,095
Investing activities			(1,463)	3,380
Financing activities			(558)	1,134

	June 30, 2017	December 31, 2016
Balance sheet data:
Cash	$7,196	$8,203
Short term investment (certificate of deposit)	1,005	1,005
Current assets	12,954	17,094
Current liabilities	1,897	5,127
Working capital	11,057	11,967
Total assets	25,249	28,429
Total liabilities	1,897	5,127
Stockholders' equity	23,352	23,302

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